                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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   FORM 4                                                    OMB APPROVAL
------------                                         ---------------------------
[_]  Check this box if                               OMB Number:       3235-0287
     no longer subject to                            Expires:  December 31, 2001
     Section 16.  Form 4 or                          Estimated average burden
     Form 5 obligations may                          ---------------------------
     continue.  See
     Instruction 1(b)

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940


 (Print or Type Responses)
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1. Name and Address of Reporting Person*

        Fogarty               Thomas                 J.
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        (Last)               (First)              (Middle)


        257 Great Valley Parkway
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                            (Street)


        Malvern                PA                  19355
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        (City)               (State)               (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Axeda Systems Inc ("XEDA")
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3. IRS or Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Year

   03/2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
               (Check all applicable)

              Director                     10% Owner
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   xxx        Officer (give                Other
------------- title below)   ------------- (specify below)

Exec VP and Chief Financial Officer
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7. Individual or Joint/Group Filing (check applicable line)

 X   Form filed by One Reporting Person
[_]  Form filed by More than One Reporting Person
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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security   2. Trans-       3. Transaction    4. Securities Acquired (A) or   5. Amount of    6. Ownership  7. Nature of
   (Instr. 3)             action Date     Code              Disposed of (D)                 Securities      Form:         Indirect
                          (Month/         (Instr. 8)        (Instr. 3, 4 and 5)             Beneficially    Direct (D)    Beneficial
                          Day/Year)                                                         Owned at        or            Ownership
                                       -----------------------------------------------      End of Month    Indirect      (Instr. 4)
                                                                                            (Inst. 3        (I)
                                       Code     V        Amount    (A) or (D)    Price      and 4)          (Instr. 4)
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  Axeda Common Stock     03/01/2002     P                  100            A          2.40                          D
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  Axeda Common Stock     03/01/2002     P                  900            A          2.30        43,900            D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                          (Over)
                                                                 SEC 1474 (3-99)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative 2. Conversion  3. Transaction  4. Transaction  5. Number of       6. Date Exercisable  7. Title and Amount
   Security               or Exercise    Date            Code            Derivative         and Expiration       of Underlying
   (Instr. 3)             Price of       (Month/         (Instr. 8)      Securities         Date                 Securities
                          Derivative     Day/Year)                       Acquired (A) or    (Month/Day/Year)     (Instr. 3 and 4)
                          Security                                       Disposed of (D)
                                                                         (Instr. 3, 4,
                                                                         and 5)


                                                      -----------------------------------------------------------------------------
                                                      Code     V       (A)       (D)      Date Exer-  Expiration  Title   Amount or
                                                                                          cisable     Date                Number of
                                                                                                                          Shares
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

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8. Price of   9. Number      10. Ownership       11. Nature
   Derivative    of              Form of             of
   Security      derivative      Derivative          Indirect
   (Instr. 5)    Securities      Security:           Beneficial
                 Beneficially    Direct              Ownership
                 Owned at        (D) or              (Instr. 4)
                 End of          Indirect (I)
                 Month           (Instr. 4)
                 (Instr. 4)
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Explanation of Responses:



       --------------------------------------------    -------------------------
             **Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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                                                                 SEC 1474 (3-99)